Exhibit 5.1

July 11, 2011

General Finance Corporation
39 East Union Street
Pasadena, California 91103

Re:   Registration Statement on Form S-1; File No. 333-_________

Ladies and Gentlemen:

I have acted as counsel to General Finance Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of that certain Registration Statement on Form S-1,  File No. 333-_______ (the “Registration Statement”), that the Company has filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), and that relates to the offer and sale by the selling stockholder of 100,000 shares of common stock of the Company (the "Common Stock") issued in connection with the acquisition of Mobile Office Acquisition Corp. The opinion letter is being given to you pursuant to your request.

As a basis for rendering my opinion expressed below, I have reviewed originals or copies of originals, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) resolutions of the Company’s Board of Directors pertaining to the Registration Statement and related matters; and (iv) such certificates of public officials and officers of the Company and other documents as I have considered necessary or appropriate as a basis for rendering my opinion.

I am admitted to the Bar of the State of California and the State of Texas. I neither express nor imply any opinion as to the laws of any jurisdiction other than applicable statutory provisions of the Delaware General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial and regulatory determinations interpreting the Delaware General Corporation Law). I neither express nor imply any opinion with respect to the laws of any other jurisdiction, and I assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

I do not undertake to advise you of future changes in applicable law.

Based upon and subject to all of the foregoing, I am of the opinion that the shares of Common Stock, when issued, sold and delivered by the Company in the manner described in the Registration Statement, were validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference made to me in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” However, by giving you this opinion letter and consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Christopher A. Wilson
Christopher A. Wilson, Esq.

39 East Union Street, Pasadena, California 91103 • (626) 584-9722 • (626) 795-8090 Facsimile